Exhibit 10

The Shareholders and Board of Directors
USAA Tax Exempt Fund, Inc.:

We consent to the use of our reports dated May 8, 1998, on the financial statements of the Long-Term, Short-Term, Intermediate-Term, Tax Exempt Money Market, California Bond, California Money Market, New York Bond, New York Money Market, Virginia Bond, and Virginia Money Market Funds, separate Funds of USAA Tax Exempt Fund, Inc. (the Company), incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Auditors" in the statements of additional information.

                              /s/ KPMG Peat Marwick LLP
                              -------------------------
                              KPMG PEAT MARWICK LLP

San Antonio, Texas
May 28, 1998